UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Amarin Corporation plc

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On January 31, 2023, Amarin Corporation plc (the “Company”) launched a website to communicate with the Company’s shareholders regarding its solicitation of proxies from shareholders at the Company’s 2023 Special General Meeting of Shareholders, which communications include a press release issued by the Company, a video message from the Company’s CEO and independent Chair of the Board and various advertisements used by the Company beginning on January 31, 2023. These written materials, and a transcript of the video message, are included below. The Website address is https://www.voteamarin.com/. The materials below were posted by the Company to https://www.voteamarin.com/. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission in connection with its solicitation of proxies from shareholders. Shareholders are strongly encouraged to read such proxy statement and accompanying white proxy card as they contain important information.

The following is a press release and shareholder letter issued by the Company:

Amarin Files Definitive Proxy Materials and Mails Letter to Shareholders

Urges Shareholders to Vote “AGAINST” Sarissa’s Proposals on the WHITE Proxy Card

Highlights Significant Changes Implemented Over Last 18 Months – New Strategy, New Leadership Team and Significantly Refreshed Board; Transformation Underway with Strong Early Progress Advancing Geographic Expansion and Operational and Financial Excellence

Underscores Sarissa’s Misguided Proxy Contest – Sarissa Has No Plan or New Ideas and Slate is Underqualified

Company Launches www.voteamarin.com, Featuring Videos with Chairman, Per Wold-Olsen, and CEO, Karim Mikhail and Providing Additional Information for Shareholders

DUBLIN, Ireland and BRIDGEWATER. N.J. Jan. 31, 2023 (GLOBE NEWSWIRE) – Amarin Corporation plc (NASDAQ: AMRN) (“Amarin” or the “Company”) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its upcoming General Meeting of Shareholders scheduled to be held on February 28, 2023. Shareholders of record as of January 23, 2023, will be entitled to vote at the meeting.

In conjunction with the definitive proxy filing, Amarin has mailed a letter to the Company’s shareholders and launched a new campaign website, www.voteamarin.com, featuring videos with the Company’s Chairman of the Board, Per Wold-Olsen, and Chief Executive Officer, Karim Mikhail. Amarin’s definitive proxy materials and other materials regarding the Board of Directors’ recommendation for the General Meeting can be found at www.voteamarin.com.

The full text of the letter being mailed to shareholders follows:

Dear Shareholder,

Your refreshed Board of Directors has one clear priority: enhancing the value of your investment in Amarin in the short- and long-term. The last 18 months have been a story of transformation. When Karim Mikhail was appointed as CEO in August 2021, Amarin was at the height of its challenges – from generic competition to operational missteps.

Change was needed; we acted with urgency to address Amarin’s challenges in a fast-moving market. We have a new leadership team with European commercial launch expertise and we instilled greater financial discipline across the organization. Coupled with our refreshed Board to match the current needs of the Company, we are on our way to becoming a global, diversified cardiometabolic player, which we believe will drive significant long-term shareholder value. This is the NEW AMARIN.

Sarissa Capital Management – an activist hedge fund – has called a General Meeting in an attempt to remove our newly appointed Board Chair and nearly double the size of the Amarin Board with seven of its own hand-picked candidates, three of whom are employees of Sarissa itself. We are asking you to support Amarin’s strategy to maximize shareholder value and vote “AGAINST” all of Sarissa’s resolutions on the WHITE proxy card for three reasons:

1.

Amarin is executing a winning strategy NOW to drive short- and long-term value creation for all shareholders. Though this new strategy is in its early stages, it has already resulted in substantial progress over a short period of time.

2.

The NEW Amarin Board is the right team and actively engaged in developing our new strategy and guiding execution. We have substantially refreshed the Board by replacing four long-tenured directors with six new independent directors, including appointing Per Wold-Olsen as Chairman. Mr. Wold-Olsen and our new directors have been intimately involved in driving our transformation, and their wealth of highly relevant experience in international, and in particular European, cardiovascular and related product launches has been vital.

3.	Sarissa is NOT the answer. Sarissa has no plan or new ideas, and its slate of nominees is underqualified to guide the Company at this critical juncture in our transformation.

We ask you a simple question: Would you rather have a new and proven team with a clear strategy and a commitment to increasing shareholder value, or risk distraction, disruption and ultimately, destruction of the Company’s value by a single shareholder?

Please follow the instructions on the enclosed WHITE proxy card and vote by telephone, internet or mail. For ADS holders, the deadline to submit your vote is 3 PM GMT (10 AM ET) on February 22, 2023, and for holders of ordinary shares, the deadline is 3 PM GMT (10 AM ET) on February 24, 2023.

Scan this QR code to hear directly from our leadership and submit your questions. We will answer the most frequently asked questions in the coming weeks.

The NEW Amarin is Successfully Transforming into a Global, Diversified Cardiometabolic Player

Today, we are the NEW Amarin. 70% of the executive leadership team is new, appointed since Mr. Mikhail was named President and CEO, including a new Chief Financial Officer and head of our European business. This team has collectively launched more than 25 cardiovascular and related products in over 45 different markets.

Our Board and leadership team have designed and are executing a strategy to improve results and drive a new, profitable and sustainable path forward. We are focused on three key pillars: geographic expansion, operational and financial excellence and portfolio diversification. We are making tangible progress – which started well before Sarissa’s initial investment – and we believe that our recent results demonstrate that our strategy is working and has laid the groundwork for a transformational 2023.

•

Geographic expansion in Europe and International is advancing rapidly and on-pace. Despite European governments facing major macro challenges, Amarin advanced from having price negotiations with one European market in January 2022 to having VAZKEPA® available in five markets, and in the pricing negotiation stage in another five markets at the end of 2022.

•	We have secured attractive pricing in all markets where we have launched, which are helpful benchmarks for current negotiations, offering excellent prospects for revenues in these markets.

•

We remain confident that 2023 will be the beginning of strong, sustainable revenue generation towards $1 billion-plus peak opportunity in Europe and another potential $1 billion internationally for VASCEPA/VAZKEPA. We are vigilant about pacing our European expenditures to maximize the opportunity while sequencing and scaling investments as needed.

•

Outside of Europe, we are pursuing an expansion plan through partnerships, which will create incremental value as we open additional markets. We secured six additional international regulatory approvals during 2022, including Hong Kong, Bahrain, Puerto Rico, Saudi Arabia, Australia and Switzerland and secured New Zealand in January 2023. We believe the international potential beyond Europe also represents a potential $1 billion peak revenue opportunity, which we are aggressively pursuing.

•

Implemented fundamental changes to U.S. business cost structure. We reduced our U.S. sales force by 50% in October 2021, before Sarissa became an investor. In June 2022, management announced another cost reduction program that has reduced our U.S. commercial team by approximately 90% from the level we employed pre-pandemic and before the introduction of generics. Our leadership team has generated more than $1 billion of cumulative sales since generics entered our U.S. market. Despite four generic entrants, Amarin’s U.S. business has maintained approximately 60% market share, which is unprecedented for any drug after two years of generic competition. In most cases, branded pharmaceuticals often lose up to 90% of their market share in the first 90 days post generic launch.

•

Renegotiated supply agreements to reduce purchases and maximize cash. These renegotiations take time, but we have made significant progress, which has allowed us to work down our inventory and generate cash. We ended 2022 with four consecutive quarters of U.S. revenue stabilization – which speaks to the strengths and efforts of our core U.S. team to sustain and support the VASCEPA/VAZKEPA brand. Future cash investments will be success-driven related to launching sales in new countries.

•

Initiated and progressed fixed-dose combination (FDC) program for icosapent ethyl, which will improve the future value, penetration and durability of our VASCEPA/VAZKEPA franchise in Europe. We see significant opportunities for our FDC portfolio to impact the product lifecycle in the marketplace. By bringing this program to Europe, we will offer patients greater convenience and drive increased adherence.

Where is Amarin headed? We are focused on becoming a global, diversified cardiometabolic player. In Europe, we expect several new reimbursement decisions and subsequent launches in key markets to occur in 2023, and we expect to enter 20 markets outside of Europe by the end of 2024. We are at a critical juncture in our transformation – it is imperative that the right team and the right Board shepherd us through this period. We are executing on multiple facets of our strategy, including:

•	Emphasizing operational excellence and financial discipline to timely align spending outside of the U.S. with commercial opportunities

•	Optimizing U.S. profitability

•	Growing our Medical Affairs team to build awareness of VAZKEPA’s benefits and accelerate physician engagement

Your Board Already Has Fresh Perspectives to Drive Shareholder Value

As the Company began its transformation plan, we knew that our Board had to dramatically change with Amarin. In October 2021, the Board engaged a leading independent, global search firm to initiate a refreshment process. The search firm cast a wide net to identify independent candidates with the experience to maximize Amarin’s current opportunities. The process has resulted in the appointment of six new independent directors since 2022, including Mr. Wold-Olsen.

We considered more than 30 candidates against clear selection criteria, including expertise in:

•	M&A, global pharma partnerships and business development

•	International healthcare – specifically Europe – including commercial execution

•	Pricing and reimbursement

•	Cardiovascular and related product launch experience

•	Capital markets and healthcare investments

•	Corporate governance

Collectively, your directors have a total of more than 260 years of expertise in these critical areas. Our substantial corporate governance changes include appointing a new Chair of the Board and new Chairs of all three Board committees.

Amarin Board Skills & Expertise	Number of Amarin Directors
M&A, Global Pharma Partnerships and Business Development	7/9
International Healthcare	6/9
Pricing and Reimbursement	7/9
Cardiovascular and Related Product Launch	6/9
Capital Markets and Healthcare Investments	5/9
Corporate Governance	8/9

In particular, Per Wold-Olsen, your independent Chairman, is critical to our success. Per Wold-Olsen is an internationally recognized pharma executive who served at Merck for more than 30 years and 10 years as a member of Merck’s executive leadership team. Since his time at Merck, Mr. Wold-Olsen has served as a Board member of some of the world’s most prestigious pharma companies, including Gilead Sciences, and is currently Chairman of Oncopeptides and Chairman of The Great Nordic Company. He also served as a Board member of Novo Holdings, one of the world’s largest and premier healthcare investors, and currently serves as Chair of its Advisory Committee.

We believe Mr. Wold-Olsen has unmatched ability to oversee growth and transformations, successfully launch new products in the European market and influence key global health policies – all of which are critical aspects of Amarin’s business and key focus areas for the Company today.

Sarissa is NOT the Answer: It Has No Plan, No New Ideas and Its Director Slate is Underqualified

Sarissa is tapping into shareholder frustration, but not providing any answers or plans. Ask yourself: what has Sarissa specifically proposed to increase shareholder value? The answer is: Nothing.

Sarissa’s playbook is to try to sell companies. Our Board understands its fiduciary responsibilities and is certainly open to considering M&A if a party made a bona fide offer. Our focus is on driving shareholder value creation through the execution of our turnaround strategy, which is in the early stages. If, and when, there is a real opportunity to maximize value for Amarin shareholders, this Board will not hesitate to do the right thing. Amarin’s directors have a vested interest in the Company and are directly aligned with shareholder interests to maximize value.

Sarissa’s seven candidates, three of whom are Sarissa employees, collectively lack critical understanding of operating a pharma company and have minimal experience with European drug launches, and International commercial expertise.

Contrary to Sarissa’s misrepresentation of the facts, Amarin has maintained good faith engagement efforts since Day 1. We cannot say the same for Sarissa.

•

We expressed a clear willingness to evaluate director candidates Sarissa wished to propose. On multiple separate occasions, Amarin asked Sarissa to share specific names, however they repeatedly refused and noted “[its] principals intended to seek representation on the Board.”

•

Sarissa waited until shortly prior to Amarin’s 2022 Annual Meeting to make its initial candidate proposal, consisting of five of its own employees as director candidates, which would have constituted a majority of the existing Board. Of note, two of Sarissa’s original five proposed candidates were junior Sarissa research analysts with less than five years of work experience, which highlights their cavalier approach to this campaign and unfitness of their proposed candidates to guide Amarin’s transformation.

•

Sarissa demanded that at least three of these individuals be appointed together in a matter of days after the names were disclosed, asking the Board to abandon corporate governance best practices and circumvent our Nominating and Corporate Governance Committee’s established processes for evaluating director nominations.

•

After thoughtfully considering Sarissa’s candidates, the Board made the unanimous decision to elect the independent candidates identified by the global search firm. This was a decision we made with the best interests of all shareholders in mind.

•	Mr. Wold-Olsen has offered on numerous occasions to meet with Sarissa on a regular basis, but Sarissa has chosen not to respond.

•

While Sarissa chose not to share their current slate with the Board and instead made these nominees public with a proxy contest, we have offered to interview two of Sarissa’s new nominees with backgrounds in specific areas we are evaluating as part of our ongoing refreshment process.

Sarissa’s actions have been disruptive, not constructive. In the absence of any new ideas, Sarissa will only disrupt the clear progress underway and risk our ability to deliver short- and long-term value for you.

We urge you to use the enclosed WHITE proxy card and vote today “AGAINST” all resolutions to be proposed at the General Meeting. Please do not vote using any blue proxy card you may receive from Sarissa. Any vote on the blue proxy card will revoke your prior vote on a WHITE proxy card, and only your latest-dated proxy counts.

We have a common goal: transforming Amarin and increasing the stock price. The current Amarin Board is the right Board to accomplish this goal at this time.

Thank you for your support.

Per Wold-Olsen	Karim Mikhail
Chairman of the Board of Directors	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT!

If you have any questions, or need assistance in voting your ADS or shares on the WHITE proxy card, please call our proxy solicitor:

Morrow Sodali LLC	Okapi Partners LLC
509 Madison Avenue, 12th Floor	1212 Avenue of the Americas, 17th Floor
New York, NY 10022	New York, NY 10036

Toll-free: 1 (800) 662-5200	Toll-free: 1 (844) 343-2625
Collect: 1 (203) 658-9400	International: 1 (212) 297-0720
Email: AMRN@info.morrowsodali.com	Email: info@okapipartners.com

Advisors

J.P. Morgan is acting as financial advisor. Ropes & Gray LLP and Goodwin Procter LLP are acting as legal advisors to the Company.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our foundation in scientific research to our focus on clinical trials, and now our commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to U.S. federal securities law. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the full year ended 2021, and Amarin’s quarterly reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, and its other filings. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Amarin Contact Information

Investor Inquiries:

Lisa DeFrancesco

Investor Relations Amarin Corporation plc

investor.relations@amarincorp.com (investor inquiries)

Media Inquiries:

Mark Marmur

Corporate Communications, Amarin Corporation plc

PR@amarincorp.com (media inquiries)

Or

Steve Frankel / Andi Rose / Tali Epstein

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

The following is a transcript of a video message issued by the Company:

Karim Mikhail: My name is Karim Mikhail and 18 months ago I was appointed President and CEO with a mandate to transform the company.

Per Wold-Olsen: My name is Per Wold-Olsen. I am the chairman of the Board. The transformation Karim speaks of is one of the reasons why I was drawn to Amarin.

Karim Mikhail: To Amarin shareholders, I want you to know that we have a plan to recreate value and create it urgently. When I became CEO, it was clear change at Amarin was needed and quickly. We needed to chart a new path forward given generic competition in the U.S. and instill new financial and operational discipline across the business. We acted quickly, we brought in new leaders, pivoted to a European and international strategy, dramatically cut expenses and reshaped the company. The Board also transformed. Right after I started as CEO, the Board hired an international leading search firm with one goal of recruiting individuals with a specific set of skills to turn Amarin around. Those turnaround skills are, international experience, specifically Europe, commercial execution, pricing and reimbursement, and deep financial expertise. This process resulted in the addition of six new members with experience at every major pharma company and with leading investment institutions. One of those new directors who is critical to our successful turnaround is our Chairman, Per Wold-Olsen. Together we are excited to share with you our vision for value creation at Amarin.

Per Wold-Olsen: The Company has a unique product with incredible outcome data but was suffering from the loss of IP rights in the U.S. with generic launches in that market. But the European patent situation is quite different. Over my lifelong career in healthcare, I have overseen major transformations at companies such as the Great Nordic Company and most recently at Oncopeptides, a company that was in the exact same situation as Amarin – loss of U.S. opportunities but a significant European opportunity. I have overseen numerous new product global launches during my time as a commercial executive at Merck. And also as an advisor and Board member of various biotech companies. From these experiences I’ve learned that you need to know your customers, you need to know the healthcare landscape and you need to act with dedication and with urgency. Our new Board at Amarin is a professional new Board that does and understands this. I know I speak for Karim when I say that this team of new directors do bring a wealth of experience to the table. Our diverse competencies are indeed unmatched. The most important message I want to tell you at this time is the following: we are a new Amarin with a new Board, and a new leadership team and a new strategy. Our number one goal is creating significant value for you – our shareholders – short term and long term.

Karim Mikhail: We’re at a pivotal moment. Amarin is on track to become a global cardiometabolic player with a multi-billion-dollar opportunity. Our recent results demonstrate progress, but we are in the early stages of the transformation. In Europe, we expect the majority of our reimbursement decisions and launches in key markets to occur this year. We are working hard at this every day. And outside of Europe, we have plans to enter 20 additional markets by the end of 2024 where we plan to partner and not build our own infrastructure. We are making smart growth investments. We are maximizing our profitability in the U.S. We are growing our cardiovascular network. And we will maintain our financial discipline.

Per Wold-Olsen: Our vision at the Board level is two-fold. First – and most critically, we maintain a relentless focus on value creation for our shareholders in the near term. We know where the stock price is today. And our strategy was formed to address it now. Second, we believe in pushing boundaries, challenging the status quo and working closely with our management team as we grow the value of our company together. Our job today is to be a change agent. And we are. The early progress made on Amarin’s transformation is a result of deliberate, strategic decisions. As a Board, we are holding the team accountable to the highest level of operational excellence. And our assessment is that this team is delivering. Changing course now, if Sarissa’s proposals are approved and its nominees are elected, would – simply put – be detrimental to the Company’s operations at this time. If we do not achieve pricing and reimbursement across Europe – work we are doing right now – Amarin will not be able to deliver value creation for you. It is essential that you vote to ensure that we stay focused so we can keep creating value now, rather than risk destabilizing the work underway.

The following is a statement posted by the Company on Twitter:

The NEW Amarin is successfully transforming into a global, diversified cardiometabolic player. To learn more about how you can protect your investment in $AMRN, read today’s press release and visit www.voteamarin.com

The following is a series of internet advertisements issued by the Company:

Ad #1

Change is underway. TODAY.

Amarin’s new management team and Board are the change agents the Company needs.

VOTE THE WHITE PROXY CARD

BY FEBRUARY 22, 2023 FOR ADS HOLDERS

BY FEBRUARY 24, 2023 FOR HOLDERS OF ORDINARY SHARES

Ad #2

New Team. New Board. New Strategy. This is the NEW Amarin.

VOTE THE WHITE PROXY CARD

BY FEBRUARY 22, 2023 FOR ADS HOLDERS

BY FEBRUARY 24, 2023 FOR HOLDERS OF ORDINARY SHARES

Ad #3

Support progress to create value. TODAY.

We are transforming into a global, diversified cardiometabolic player positioned to create value.

VOTE THE WHITE PROXY CARD

BY FEBRUARY 22, 2023 FOR ADS HOLDERS

BY FEBRUARY 24, 2023 FOR HOLDERS OF ORDINARY SHARES

Ad #4

Sarissa has been disruptive, not constructive.

Change is already happening under Amarin’s new management team and Board and it’s happening TODAY.

VOTE THE WHITE PROXY CARD

BY FEBRUARY 22, 2023 FOR ADS HOLDERS

BY FEBRUARY 24, 2023 FOR HOLDERS OF ORDINARY SHARES

Ad #5

Amarin’s directors are the change agents the Company needs.

Sarissa is NOT the answer. Sarissa has no plan or new ideas, and its slate of nominees is underqualified.

VOTE THE WHITE PROXY CARD

BY FEBRUARY 22, 2023 FOR ADS HOLDERS

BY FEBRUARY 24, 2023 FOR HOLDERS OF ORDINARY SHARES